CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Other Service Providers", "Conditions Precedent" and "Financial Highlights of the Funds" in the Prospectus and "Pro Forma Financial Information" in the Statement of Additional Information in the Registration Statement (Form N-14) of the American Beacon Funds relating to the reorganization of American Beacon Bridgeway Large Cap Growth II Fund (formerly American Beacon Holland Large Cap Growth Fund) into American Beacon Bridgeway Large Cap Growth Fund (the Funds) and to the incorporation by reference of our report dated February 28, 2017, with respect to the financial statements and financial highlights of the Funds included in the Annual Report for the year/period ended December 31, 2016, filed with the Securities and Exchange Commission in this initial filing of the Registration Statement under the Securities Act of 1933.

/s/ Ernst & Young, LLP

Dallas, Texas
October 4, 2017